                                                                      Exhibit 15
                         Independent Accountant's Report
                         -------------------------------



Shareholders
Frisch's Restaurants, Inc.

We have reviewed the accompanying consolidated balance sheet of Frisch's Restaurants, Inc. (an Ohio Corporation) and subsidiaries as of September 19, 1999, and the related consolidated statements of earnings, shareholders' equity and cash flows for the sixteen weeks then ended. These financial statements are the responsibility of the Company's management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements for them to be in conformity with generally accepted accounting principles.

We have previously audited, in accordance with generally accepted auditing standards, the consolidated balance as of May 30, 1999, and the related consolidated statements of earnings, shareholders' equity and cash flows for the year then ended and in our report dated July 7, 1999, we expressed an unqualified opinion on those consolidated financial statements.



GRANT THORTON LLP
Cincinnati, Ohio
October 14, 1999


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